SUB-ITEM 77Q3

AIM MUNICIPAL BOND FUND

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 7/31/2008
FILE NUMBER 811-05686
SERIES NO.: 7

72DD 1 Total income dividends for which record date passed during the period.
       (000's Omitted)
       Class A                                          $16,235
     2 Dividends for a second class of open-end company shares (000's Omitted)
       Class B                                          $   872
       Class C                                          $   634
       Investor Class                                   $ 5,886

73A.   Payments per share outstanding during the entire current period:
       (form nnn.nnnn)
     1 Dividends from net investment income
       Class A                                           0.3343
     2 Dividends for a second class of open-end company shares (form nnn.nnnn)
       Class B                                           0.2752
       Class C                                           0.2749
       Investor Class                                    0.3444

74U. 1 Number of shares outstanding (000's omitted)
       Class A                                           49,681
     2 Number of shares outstanding of a second class of open-end company shares (000's omitted)
       Class B                                            2,669
       Class C                                            2,610
       Investor Class                                    16,745

74V. 1 Net asset value per share (to nearest cent)
       Class A                                           $ 7.78
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                                           $ 7.79
       Class C                                           $ 7.77
       Investor Class                                    $ 7.79